UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):       May 31, 2007
The J. M. Smucker Company
(Exact Name of Registrant as Specified in Charter)

Ohio	1-5111	34-0538550

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Strawberry Lane Orrville, Ohio	44667-0280

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:  (330) 682-3000
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On May 31, 2007, The J. M. Smucker Company (the “Company”) issued $400,000,000 in aggregate principal amount of 5.55% Senior Notes due 2022 (the “Notes”) to certain institutional investors in a private placement pursuant to a Note Purchase Agreement (the “Agreement”), by and among the Company and the purchasers party thereto. The Notes rank equal with all other senior unsecured debt of the Company.
     The Agreement contains customary covenants that require compliance with certain financial covenants and limit the Company’s ability, among other things, to incur liens on assets, merge or consolidate with other persons, transfer or sell a substantial part of its assets, substantially change the nature of its business or enter into transactions with affiliates. The Agreement also contains events of default, customary for such financings, the occurrence of which will permit the holders of the Notes to accelerate the amounts due thereunder. Holders of the Notes will also have the option to require the Company to prepay the Notes upon a change in control of the Company.
     The Company may prepay at any time all or part of the Notes at 100 percent of the principal amount thereof, together with accrued and unpaid interest, plus any applicable make-whole amount. The Company is required to prepay $50,000,000 (or such lesser amount as is then outstanding) in aggregate principal amount of the Notes on each of April 1, 2013 and April 1, 2014, and $75,000,000 (or such lesser amount as is then outstanding) in aggregate principal amount of the Notes on April 1, 2016. On April 1, 2017 and each April 1 thereafter, the Company is required to prepay $37,500,000 (or such lesser amount as is then outstanding) in aggregate principal amount of the Notes. These mandatory prepayments are at par and without payment of a make-whole amount. The amounts of the mandatory prepayments are also propotionally reduced by any optional prepayments made by the Company.
     A portion of the proceeds from the sale of the Notes was used to repay short-term debt under the revolving credit facility used in financing the Eagle Family Foods Holdings, Inc. acquisition on May 1, 2007. Additional proceeds will be used to finance other strategic and long-term business initiatives as determined by the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 4, 2007

THE J. M. SMUCKER COMPANY

By	/s/ Mark R. Belgya

Name: Mark R. Belgya Title: Vice President, Chief Financial Officer and Treasurer